Exhibit 99.1

Avanex Corporation Announces Fiscal 2008 Fourth

Quarter and Year-end Financial Results

FREMONT, Calif., August 21, 2008 — Avanex Corporation (NASDAQ: AVNXD), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported its fiscal 2008 fourth quarter and year-end financial results for the quarter and year ended June 30, 2008.

Net revenue in the fourth quarter of fiscal year 2008 was $51.8 million, an increase of 5 percent from $49.6 million in the third quarter of fiscal year 2008, and an increase of 1 percent from $51.1 million in the same period last year. Net revenue in fiscal year 2008 was $208.1 million, a 2 percent decrease from $212.8 million in the prior fiscal year.

Gross margin in the fourth quarter of fiscal year 2008 was 32 percent, flat with the third quarter of fiscal year 2008, and an increase of 8 percentage points from 24 percent in the same period last year. Gross margins in fiscal year 2008 were 31 percent, up from 18 percent in fiscal year 2007. In the fourth quarter of fiscal year 2008 and full fiscal year of 2008, gross profit increased by over $3.1 million and $3.7 million, respectively, due to the global distribution agreement, arrangements with customers, and a settlement with our former French subsidiary. We do not expect these benefits to continue in fiscal year 2009.

Net income in the fourth quarter of fiscal year 2008 was $1.3 million, or $0.08 per diluted share, compared with net income of $3.3 million, or $0.22 per diluted share in the third quarter of fiscal year 2008. This compares to a net loss of $5.7 million or a net loss of $0.38 per diluted share in the same period last year. Net income in fiscal year 2008 was $4.8 million, or $0.31 per diluted share, compared to a net loss of $30.6 million, or a net loss of $2.16 per diluted share, in the same period last year. All per-share figures in this earnings release take into account the 15-for-1 reverse stock split that the company effected following the close of market on August 12, 2008.

Non-GAAP net income in the fourth quarter of fiscal year 2008 was $1.6 million, or $0.11 per diluted share, compared with non-GAAP net income of $2.9 million, or $0.19 per diluted share, in the third quarter of fiscal year 2008. This compares to non-GAAP breakeven in the same period last year. Fiscal year 2008 non-GAAP net income was $9.0 million, or $0.59 per diluted share, compared to a non-GAAP net loss of $13.5 million, or a net loss of $0.95 per diluted share, in fiscal year 2007.*

“We are pleased with our performance during fiscal year 2008,” said Giovanni Barbarossa, Interim CEO of Avanex. “The company’s focus is to expand our margins, dramatically improve our execution in new product development and strengthen our relationships with key customers.”

Q1 FY 2009 Outlook

The company expects revenue to be between $44 million and $48 million and gross margin to be between 20 to 23 percent in the first quarter of fiscal 2009, ending September 30, 2008.

Investor Conference Call

Avanex will host a conference call to discuss fiscal year 2008 fourth quarter and year-end results at 1:30 p.m. PST today. Investors are invited to listen to a live broadcast of the conference call via webcast, which can be accessed by visiting the Avanex Investor Relations website at http://investor.avanex.com/events.cfm. Investors can also listen to the conference call by dialing 913-312-1268 and entering access ID number 6479892.

A replay of the call will be available through an archived webcast at http://investor.avanex.com/events.cfm. An audio replay will be available through 12 AM eastern daylight time on August 28, 2008 and can be accessed by dialing 888-203-1112 and entering access ID number 6479892.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai, China; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok Thailand. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected first quarter of fiscal 2009 outlook and future operating results and our strategies. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 7, 2007, Quarterly Report on Form 10-Q filed with the SEC on May 2, 2008 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*	Non-GAAP net income (loss) and non-GAAP net income (loss) per share exclude share-based compensation expenses, gain from legal settlement, amortization of intangibles, restructuring charges (recovery), gain (loss) on disposal of property and equipment, gain (loss) on sale of subsidiary, the operating expenses associated with this subsidiary until the closing, due diligence expenses relating to abandoned acquisition activity, and arbitration expenses. Details on the items excluded from non-GAAP net income (loss) and non-GAAP net income (loss) per share are available in the table entitled, “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss),” following the accompanying financial statements.

Contact Information:

Investor Relations

Brooke Deterline

510 897-4188

IR@Avanex.com

Avanex Corporation

CONSOLIDATED BALANCE SHEET

In thousands

(Unaudited)

	June 30, 2008	March 31, 2008	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$14,839	$11,184	$14,837
Restricted cash	3,776	3,757	3,620
Short-term investments	40,590	38,758	28,942
Accounts receivable, net	39,032	41,072	33,764
Inventories	16,572	15,624	15,188
Due from related party	85	61	14,381
Other current assets	6,629	6,680	5,716

Total current assets	121,523	117,136	116,448
Property and equipment, net	7,688	7,736	5,900
Intangibles, net	314	370	559
Goodwill	9,408	9,408	9,408
Other assets	2,870	2,758	2,685

Total assets	$141,803	$137,408	$135,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,255	$30,662	$32,549
Accrued compensation	6,396	5,499	6,091
Accrued warranty	626	700	873
Other accrued expenses and deferred revenue	6,568	7,105	10,940
Current portion of long-term obligations	13	10	9
Current portion of accrued restructuring	2,940	2,518	2,837

Total current liabilities	49,798	46,494	53,299
Long-term liabilities:
Accrued restructuring	5,043	6,144	8,269
Other long-term obligations	1,520	1,762	1,350

Total liabilities	56,361	54,400	62,918

Stockholders’ equity:
Common stock	15	15	15
Additional paid-in capital	784,492	783,340	776,112
Accumulated other comprehensive income	1,285	1,295	1,064
Accumulated deficit	(700,350)	(701,642)	(705,109)

Total stockholders’ equity	85,442	83,008	72,082

Total liabilities and stockholders’ equity	$141,803	$137,408	$135,000

Avanex Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

In thousands, except for per share data

(Unaudited)

	Three Months Ended			Year Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net revenue:
Third parties	$51,748	$49,523	$35,362	$189,821	$151,380
Related parties	74	33	15,736	18,273	61,375

Total net revenue	51,822	49,556	51,098	208,094	212,755
Cost of revenue:
Cost of revenue except for purchases from related parties	34,634	33,241	38,971	142,958	174,059
Purchases from related parties	449	220	28	991	491

Total cost of revenue	35,083	33,461	38,999	143,949	174,550

Gross profit	16,739	16,095	12,099	64,145	38,205
Operating expenses:
Research and development	6,981	7,012	7,511	28,371	25,231
Sales and marketing	4,230	4,407	3,779	16,754	15,261
General and administrative:
Third parties	4,669	4,621	3,469	18,745	22,663
Related parties	—	—	—	—	615
Amortization of intangibles	56	55	664	771	2,703
Restructuring	137	32	(17)	(164)	1,511
(Gain) loss on disposal of property and equipment	(24)	1	(484)	(23)	(527)
(Gain) loss on sale of subsidiary	—	(1,996)	3,216	(1,996)	3,216

Total operating expenses	16,049	14,132	18,138	62,458	70,673

Income (loss) from operations	690	1,963	(6,039)	1,687	(32,468)
Interest and other income	1,049	1,439	(71)	4,100	2,292
Interest and other expense	(70)	(68)	889	(152)	35

Income (loss) before income taxes	1,669	3,334	(5,221)	5,635	(30,141)
Income tax benefit (provision)	(377)	2	(464)	(876)	(464)

Net income (loss)	$1,292	$3,336	$(5,685)	$4,759	$(30,605)

Basic net income (loss) per common share	$0.08	$0.22	$(0.38)	$0.31	$(2.16)

Diluted net income (loss) per common share	$0.08	$0.22	$(0.38)	$0.31	$(2.16)

Weighted-average number of shares used in computing:
Basic net income (loss) per common share	15,321	15,294	15,044	15,242	14,196

Diluted net income (loss) per common share	15,330	15,301	15,044	15,370	14,196

Avanex Corporation

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

In thousands, except for per share data

(Unaudited)

	Three Months Ended			Year Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income (loss), GAAP	$1,292	$3,336	$(5,685)	$4,759	$(30,605)
Items reconciling GAAP net income (loss) to non-GAAP net income (loss):
Related to cost of revenue:
Share-based payments	197	213	257	1,051	1,110
(Gain) from legal settlement	(1,197)	—	—	(1,197)	—

Total related to cost of sales	(1,000)	213	257	(146)	1,110

Related to operating expenses:
Research and development - share-based payments	340	334	572	2,097	2,291
Sales and marketing - share-based payments	242	307	210	884	854
General and administrative - share-based payments	340	429	375	2,007	2,840
Amortization of intangibles	56	55	664	771	2,703
Restructuring:
Share-based payments	—	—	—	—	13
All other	137	32	(17)	(164)	1,498
(Gain) loss on disposal of property and equipment	(24)	1	(484)	(23)	(527)
(Gain) loss on sale of subsidiary	—	(1,996)	3,216	(1,996)	3,216
Operating expenses for subsidiary until closing	—	—	941	—	941
Due diligence expenses related to abandoned acquisition activity	—	—	—	199	2,146
Arbitration expenses	251	171	—	606	—

Total related to operating expenses	1,342	(667)	5,477	4,381	15,975

Total related to net income (loss)	342	(454)	5,734	4,235	17,085

Non-GAAP net income (loss)	$1,634	$2,882	$49	$8,994	$(13,520)

Basic non-GAAP net income (loss) per common share	$0.11	$0.19	$0.00	$0.59	$(0.95)

Diluted non-GAAP net income (loss) per common share	$0.11	$0.19	$0.00	$0.59	$(0.95)

Weighted-average number of shares used in computing:
Basic non-GAAP net income (loss) per common share	15,321	15,294	15,044	15,242	14,196

Diluted non-GAAP net income (loss) per common share	15,330	15,301	15,044	15,370	14,196